Exhibit 10.1

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”), made and entered into as of October 11, 2019 but deemed to be effective retroactively as of January 1, 2019 (the “Effective Date”) by and among, on the one hand, PGT Innovations, Inc., together with its direct and indirect subsidiaries (“PGTI”), including PGT Industries, Inc. (“PGT”), CGI Window and Door Holdings, Inc. (“CGI”), CGI Commercial, Inc. (“CGIC”), WinDoor, Incorporated, and WWS Acquisition LLC (“Western”), and, on the other hand, Cardinal LG Company (“Cardinal LG”) and Cardinal IG Company (“Cardinal IG” and together with Cardinal LG, “Cardinal”). References to Cardinal IG are limited to its Buckeye, AZ location. PGTI and Cardinal are individually referred to as a “Party” and collectively referred to as the “Parties”.

RECITALS:

A.    PGT and Cardinal LG are parties to a Supply Agreement, dated December 15, 2014, as amended by a First Amendment to Supply Agreement dated January 1, 2017 (collectively, the “PGT/LG 2014 Supply Agreement”).

B.    PGT and Cardinal LG are parties to a Supply Agreement, dated September 22, 2017, as amended by a Supplemental Limited Warranty Letter dated September 22, 2017 (the “PGT/LG 2017 Supply Agreement”).

C.    Cardinal IG and Western are parties to Supply/Purchase Agreement dated “January 1, 2016 (Amendment November 1, 2017)” (the “WW/IG Supply Agreement”).

AGREEMENT:

In consideration of the premises stated in the Recitals which are hereby incorporated into this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to be legally bound by the terms in this Agreement.

1.    Purchase and Sale of Products. Purchases of goods by PGTI from Cardinal after the Effective Date will be under this Agreement and no purchases after the Effective Date will be governed by the PGT/LG 2014 Supply Agreement, the PGT/LG 2017 Supply Agreement or the WW/IG Supply Agreement. Notwithstanding anything to the contrary, with respect to purchase orders placed by PGTI with Cardinal, only the respective PGTI entity placing the order and the Cardinal entity accepting the order will be bound with respect to such transaction.

(a)    PGT Door Products. During the Term (as defined below), PGT shall purchase from Cardinal LG and Cardinal LG shall manufacture for, and sell to, PGT all of PGT’s requirements for the products described on Annex A-1 hereto and all current and future laminated glass components for doors which Cardinal is capable of manufacturing that include a PVB or Kuraray SG (also known as Trosifol® and formerly sold under the tradenames SentryGlas® and Butacite®) interlayer (collectively, the “PGT Door Products”), subject to PGT’s rights to source the PGT Door Products from other companies and/or terminate this Agreement before its expiration, in accordance with the express terms hereof. Cardinal LG and PGT may add new or modified products to the PGT Door Products covered by this Agreement by mutual written agreement. PGT shall have the right to remove products from the list of PGT Door Products where PGT no longer requires that product for its production processes, by giving Cardinal 90 days prior written notice. PGT further covenants and agrees that it will not take any action to circumvent its obligations, as expressly set forth herein, to purchase glass components for doors from Cardinal LG and PGT will use its commercially reasonable efforts to require any transferee of PGT’s door business during the Term to assume PGT’s obligation to purchase glass components for doors from Cardinal LG in order to preserve Cardinal LG’s right to supply such requirements in the same fashion as if no such transfer had occurred, and Cardinal LG shall promptly consent to any such transfer or assignment of this Agreement to such transferee or assignee, and Cardinal LG shall not unreasonably delay, deny or withhold such consent.

With respect to all types of glass components for doors other than the PGT Door Products, PGT covenants and agrees that PGT will include Cardinal in any request for proposal or bidding invitation to supply such components to PGT (except where PGT has a need for any new type of glass component for doors as a result of PGT acquiring another business, or the assets of another business, and supply agreements covering all of PGT’s requirements for such newly-needed glass components already exist between that acquired business and a supplier other than Cardinal), and where PGT reasonably concludes that Cardinal has the ability to supply PGT with all of PGT’s requirements for such glass components for doors or a quantity at least equal to an alternative supplier to be engaged by PGT, that fully satisfy PGT’s specifications for such components and the lead time required by PGT at least as well as an alternative supplier to be engaged by PGT, and at a competitive price through such request for proposal or bidding process, then PGT will not manufacture for itself, or acquire such glass components from any source other than Cardinal, to the extent of Cardinal’s supply so long as Cardinal is willing and able to timely supply PGT’s requirements for such glass components on the terms of this Agreement provided Cardinal is able to meet or exceed the respective supply to be internally or externally sourced.

(b)    Insulating Glass Purchases by Western from Cardinal IG. During the Term of this Agreement, Cardinal IG agrees to supply and sell insulating glass products to Western at the prices and terms set forth on Annex A-2 hereto. Western agrees to purchase all of its requirements for insulating glass products (the “Western Products”) from Cardinal IG under the terms set forth in this Agreement, except those products that Cardinal IG is unable to offer due to internal constraints, or not having the intellectual property rights or technical expertise needed to produce the product, or where Cardinal IG is unable to satisfy Western’s purchase requirements

(c)    Other Products. During the Term of this Agreement, PGTI may purchase from Cardinal LG and Cardinal LG may manufacture for and sell to PGTI such other products listed on Annex A-3 at the prices and terms set forth on Annex A-3 hereto (“Other Products”).

(d)    WinDoor and CGI Door Products. During the Term (as defined below), WinDoor and CGI shall purchase from Cardinal LG and Cardinal LG shall manufacture for, and sell to, WinDoor and CGI all of WinDoor and CGI’s requirements for the products described on Annex A-4 hereto and all current and future glass components for doors which Cardinal is capable of manufacturing including having the intellectual property rights and technical expertise necessary to manufacture a given component that include a PVB or Kuraray SG (also known as Trosifol® and formerly sold under the tradenames SentryGlas® and Butacite®) interlayer (collectively, the “WinDoor and CGI Door Products”), subject to WinDoor and CGI’s rights to source the WinDoor and CGI Door Products from other companies and/or terminate this Agreement before its expiration, in accordance with the express terms hereof. Cardinal LG and WinDoor and CGI may add new or modified products to the WinDoor and CGI Door Products covered by this Agreement by mutual written agreement. WinDoor and CGI shall have the right to remove products from the list of WinDoor and CGI Door Products where WinDoor and CGI no longer requires that product for its production processes, by giving Cardinal 90 days prior written notice. WinDoor and CGI further covenants and agrees that it will not take any action to circumvent its obligations, as expressly set forth herein, to purchase glass components for doors from Cardinal LG and WinDoor and CGI will use its commercially reasonable efforts to require any transferee of WinDoor and CGI’s door business during the Term to assume WinDoor and CGI’s obligation to purchase glass components for doors from Cardinal LG in order to preserve Cardinal LG’s right to supply such requirements in the same fashion as if no such transfer had occurred, and Cardinal LG shall promptly consent to any such transfer or assignment of this Agreement to such transferee or assignee, and Cardinal LG shall not unreasonably delay, deny or withhold such consent.

(e)    WinDoor and CGI Window Products. During the Term (as defined below), PGTI has the right to manufacture internally all of the glass requirements for the WinDoor and CGI Window Products. WinDoor and CGI shall purchase from Cardinal LG and Cardinal LG shall manufacture for, and sell to, WinDoor and CGI all of WinDoor and CGI’s window glass requirements not manufactured internally for the products described on Annex A-5 hereto and all current and future glass components for windows which Cardinal is capable of manufacturing including having the intellectual property rights and technical expertise necessary to manufacture a given component that include a PVB or Kuraray SG (also known as Trosifol® and formerly sold under the tradenames SentryGlas® and Butacite®) interlayer (collectively, the “WinDoor and CGI Window Products”), subject to WinDoor and CGI’s rights to source the WinDoor and CGI Window Products from other companies and/or terminate this Agreement before its expiration, in accordance with the express terms hereof. Cardinal LG and WinDoor and CGI may add new or modified products to the WinDoor and CGI Window Products covered by this Agreement by mutual written agreement. WinDoor and CGI shall have the right to remove products from the list of WinDoor and CGI Window Products where WinDoor and CGI no longer requires that product for its production processes, by giving Cardinal 90 days prior written notice. WinDoor and CGI further covenants and agrees that it will not take any action to circumvent its obligations, as expressly set forth herein, to purchase glass components for windows from Cardinal LG and WinDoor and CGI will use its commercially reasonable efforts to require any transferee of WinDoor and CGI’s window glass business during the Term to assume WinDoor and CGI’s obligation to purchase glass components for windows from Cardinal LG in order to preserve Cardinal LG’s right to supply such requirements in the same fashion as if no such transfer had occurred, and Cardinal LG shall promptly consent to any such transfer or assignment of this Agreement to such transferee or assignee, and Cardinal LG shall not unreasonably delay, deny or withhold such consent.

2.    Purchase Orders.

(a)    PGTI shall order Products from Cardinal pursuant to and in accordance with separate PGTI standard purchase orders or other related documentation (collectively, the “Purchase Orders”). Such Purchase Orders shall specify quantities of the Products, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices) and no other terms or conditions. Upon a Purchase Order being executed, or acceptance thereof confirmed electronically, by the Parties, the provisions of such Purchase Order respecting quantities of the Products, shipping instructions, delivery date(s), and detailed instructions for the delivery of the Products (with release schedules, delivery orders or equivalent notices) shall be binding upon Cardinal and PGTI, and shall be deemed to constitute a part of this Agreement as if fully set forth herein.

(b)    Cardinal will accept and confirm, or reject, each Purchase Order in writing to PGTI within two business days of receipt of the Purchase Order from PGTI.

(c)    Products shipped to PGTI that exceed the quantity indicated in an accepted Purchase Order by more than five percent may be returned to Cardinal by PGTI at Cardinal’s cost and expense.

(d)    No term or condition of any Purchase Order submitted by PGTI that contradicts or is inconsistent with this Agreement, or creates additional or new duties and obligations for Cardinal, will become part of this Agreement unless an authorized officer of Cardinal agrees to such other term or condition as an amendment to this Agreement. No term or condition of any Purchase Order acceptance or acknowledgment submitted by Cardinal that contradicts or is inconsistent with this Agreement will become part of this Agreement unless an authorized officer of PGTI agrees to such other term or condition as an amendment to this Agreement.

3.    Forecasting. PGTI shall provide to Cardinal at the beginning of each month a rolling, twelve-month purchasing forecast, in such detail as may be reasonably requested by Cardinal, but generally with the content and form of the forecasts already being provided to Cardinal LG by PGT. All Product purchasing quantity estimates and forecasts provided by PGTI are for Cardinal’s planning purposes only, and do not and shall not constitute an order or purchasing commitment from PGTI.

4.    Reserve Supply of Products. Cardinal will keep a reserve supply of Products, in such quantities and types as may be agreed upon in writing from time to time by the Parties, to reduce lead times, which shall be stored at Cardinal’s Mooresville, North Carolina plant and Ocala, Florida warehouse, or such other locations as may be mutually agreed upon by the Parties (collectively, the “Stocking Locations”). PGTI and Cardinal will review quarterly the mix, types and quantities of Products at the Stocking Locations, to determine whether any adjustments to the mix, types and quantities of stocked Products should be made. PGTI and Cardinal agree to work together to reduce such quantities prior to the Products becoming discontinued or slow-moving. PGTI will be responsible for purchasing all of the Products including related materials (e.g., raw cut glass and raw tempered glass) kept at the Stocking Locations to the extent such items have been held (on a first-in, first-out basis) for ninety (90) consecutive days, so long as PGTI approved the mix, types and quantities of Products at the Stocking Locations, and the amount of related materials that Cardinal orders and keeps at each Stocking Locations is commercially reasonable, given the mix, quantities and types of Products that PGTI and Cardinal have agreed to stock at each Stocking Location (i.e., Cardinal will not keep an unreasonably large inventory of related materials, such as raw glass, at the Stocking Locations). The applicable price for such Products is Cardinal’s then applicable price to PGTI for the Products, pursuant to the pricing terms of this Agreement, and the applicable price for the related materials is the then applicable price on the price sheet between Cardinal FG and Cardinal CG, respectively, and PGTI for such materials.

5.    Product Deliveries.

(a)    The Products shall be delivered to the delivery locations, and in the manner specified in, an accepted Purchase Order.

(b)    With each shipment of Products, Cardinal will deliver a packing list containing the following information: (i) purchase order number; (ii) PGTI part number; (iii) quantity ordered/quantity shipped; (iv) material certificate, as may be agreed to in writing; and (v) a safety data sheet per OSHA requirements, when requested by PGTI.

(c)    Lead times shall be as set forth on Annex B hereto, or as otherwise agreed upon in writing between the Parties.

(d)    Cardinal LG agrees to the key-performance-indicator set forth in Annex C hereto with respect to PGT Door Products regarding on-time deliveries and order fulfillment accuracy and completeness, and the failure to do so shall be deemed a breach of this Agreement by Cardinal LG, which if not remedied within thirty days shall give PGT the right to terminate its obligations with respect to PGT Door Products under this Agreement in accordance with the terms stated in Annex C hereto. Alternatively, in such situation, PGT shall have the right to keep this Agreement in effect, but shall also have the right to source all or a portion of PGT’s requirements for the Products, or products substantially similar to the PGT Door Products, from suppliers other than Cardinal LG until such time as Cardinal LG has consistently met or exceeded the key performance indicator set forth in Annex C.

(e)    In Purchase Orders, PGTI shall specify whether Products are to be picked up by PGTI or shipped by Cardinal via third party carrier. Products picked up by PGTI shall be F.O.B. Cardinal’s dock. Products shipped via third party carrier shall be F.O.B. PGTI’s designated production facilities. As applicable, Cardinal will arrange for and pay the third party carrier, but will then invoice PGTI for the freight at the agreed upon freight charge in effect at that time. The applicable freight charge will be the only freight cost to PGTI for Products shipped to PGTI by third party carriers. Title and risk of loss will pass at the specified F.O.B. point. Certain other applicable terms respecting freight are set forth in Annex D.

6.    Pricing; Invoicing; Payment Terms; Rebate.

(a)    The undelivered, F.O.B. Cardinal facility, prices that PGTI will pay Cardinal for the Products are set forth on Annex A hereto. Other Products will be priced in a manner consistent with the pricing set forth on such Annexes. Prices for the Products will be adjusted only in the manner described in Annex D hereto, and only when such an adjustment is permitted pursuant to the terms of Annex D. In addition to the prices described in the preceding sentences, PGTI will pay Cardinal, where applicable, the energy surcharges, freight charges, and stocked-product picking fees, set forth in Annex D hereto or calculated in the manner set forth in Annex D.

(b)    Except for any applicable energy surcharges, freight charges or stocked product picking fees set forth or described in Annex D, no additional surcharges, packaging, loading, handling, administrative or processing fees or additional charges of any kind will be paid by PGTI, without the prior written agreement of PGTI’s Vice President and General Manager.

(c)    The control of Cardinal’s materials, labor and overhead costs are Cardinal’s responsibility. Cardinal acknowledges and agrees that Cardinal shall not have any right to increase the prices PGTI pays for the Products due to an increase in Cardinal’s materials, labor or overhead costs, but rather, that all adjustments in the prices for the Products shall be made only pursuant to the price adjustment terms set forth in Annex D.

(d)    The Parties agree that productivity, efficiency and quality improvements by Cardinal should be continuous elements and requirements of this Agreement, and that the Parties shall cooperate with each other in good faith to achieve such improvements.

(e)    Cardinal shall render invoices separately for each delivery of Products and corresponding Purchase Order, and shall include PGTI’s part number, type and quantities of Products ordered, type and quantity of Products shipped or picked-up, unit price and extended value. Cardinal shall provide invoices to PGTI via electronic transmission or fax within one business day after the invoice date.

(f)    Payment terms shall be 2% 10th and 25th days of each month, net 30 days, calculated from the date of the invoice. Cardinal reserves the right to charge interest at a rate equivalent to 1% per month on amounts not paid when due and, after providing at least 10 business days prior notice of nonpayment of undisputed amounts past due, suspend its performance under this Agreement.

7.    New Technology. Cardinal agrees to use reasonable commercial efforts to include within the Products any new, technologically superior glass components for doors and windows that may be requested from time to time by PGTI, and to incorporate into its production processes any new technological advancements or equipment likely to improve the durability and quality of the Products.

8.    Representations and Warranties of Cardinal.

(a)    Each entity included within Cardinal is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and each has full corporate power and corporate authority to execute and deliver this Agreement and to consummate effect the transactions contemplated hereby, and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.

(b)    This Agreement is a valid and legally binding obligation of Cardinal, and is enforceable against Cardinal in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    The execution, delivery and performance of this Agreement by Cardinal and the consummation of the transactions contemplated hereby do not and will not (i) result in a breach or violation of any provision of any of Cardinal’s organizational documents (e.g., articles of incorporation or by-laws) or in a violation of any statute, rule, regulation, ordinance, order, judgment, decree, rule or regulation of any court or any governmental agency or body applicable to Cardinal, (ii) violate or result in a material breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, contract or governmental certification, license or permit (other than any governmental permits for which transfer is not permitted by law or the issuing authority), instrument, order, judgment or decree or other material arrangement or commitment.

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any other party or any federal, state or local government agency or entity is required by Cardinal in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance of Cardinal of its obligations under this Agreement.

(e)    The Cardinal entity that is a party to the applicable Purchase Order represents and warrants that, upon transfer of ownership of Products at the agreed upon F.O.B. point, such Cardinal entity shall pass to the applicable PGTI entity that is a party to the Purchase Order, and such PGTI entity shall receive, good and marketable title to such Products, free and clear of all liens, claims, security interests, pledges, charges, mortgages, deeds of trusts, options, or other encumbrances of any kind.

(f)    The Cardinal entity that is a party to the applicable Purchase Order warrants that the subject Products shall meet and satisfy all of the warranties set forth in Annex E hereto (collectively, the “Warranties”) as well as such other standards agreed upon in writing from time to time by such Cardinal entity with the PGTI entity issuing the Purchase

Order, and also that the Products shall fully satisfy all of the specifications for each Product, as set forth in Annex F hereto (the “Specifications”), or such specifications as otherwise agreed upon in writing between such Parties from time to time.

9.    Inspection of Products; Acceptance or Rejection. Readily apparent breakage and other readily apparent nonconformity of the Product must be noted by PGTI on the Bill of Lading signed and provided to the carrier upon receipt of the shipment by PGTI with a copy of such Bill of Lading provided by PGTI to Cardinal within twenty-four hours of receipt of the Products if damage is noted on the Bill of Lading. PGTI will inspect each delivery/shipment of Products for other reasonably apparent damage or nonconformity and PGTI shall provide written notice of such damage or nonconformity to Cardinal within forty-eight hours after receipt of the Products by PGTI or its designee. PGTI shall have the right to reject any shipment of Products, or portion thereof, that fail to satisfy the warranties set forth in Section 8(f) of this Agreement or in Annex E hereto, and shall have the right to revoke its prior acceptance of any such shipment or portion thereof where PGTI subsequently discovers that the Products in that shipment or portion thereof do not fully satisfy and meet the warranties described in Section 8(f) and Annex E hereof. In the event that PGTI rejects any shipment of Products or portion thereof, or revokes any prior acceptance of such Products, pursuant to the preceding terms of this Section 9, PGTI’s sole remedies in that situation shall be as follows: (a) PGTI will return all non-conforming Products to Cardinal at Cardinal’s full cost and expense; provided that PGTI shall use commercially reasonable efforts to mitigate such cost and expense and only return Product pursuant a written return material authorization notice issued by Cardinal; and (b) at PGTI’s election, Cardinal shall: (i) replace such non-conforming Products with Products that fully conform to the aforementioned warranties and specifications related thereto, at Cardinal’s full cost and expense, including all delivery and shipping costs; or (ii) fully reimburse PGTI for the actual amount that PGTI paid for those non-conforming Products, including for any energy surcharges or freight charges, and for any picking fees paid by PGTI related thereto.

10.    Warranty Claims - Defective Product requiring Field Service. Warranty claims must be received by Cardinal in writing within the applicable Cardinal warranty period. No Product may be rejected and no warranty claim is required to be honored by Cardinal unless sufficient evidence (ie. Pictures) are made available to Cardinal to confirm the validity of the claim. Cardinal may assess PGTI a reasonable charge for processing nonconformity and warranty claims that are not valid. In the case of seal failure claims, PGTI agrees to conduct the test set forth on Annex E-1 to verify claimed seal failure and provide Cardinal the results of such test together with testing pictures designated by Cardinal. Latent Defects and Catastrophic Supplemental Warranty. Where PGTI discovers or otherwise is made aware of, after PGT’s inspection of the Products, any defects or non-conformities in the Products that are covered by the Warranties and that are not detectable upon a visual inspection of the Products by PGTI, in the manner PGTI customarily conducts such inspections, PGTI shall promptly notify Cardinal of the same in writing after which the provisions in Section 9 above will apply.    Warranty claims must be received by Cardinal within the applicable warranty periods.

In addition to the remedies otherwise expressly provided for in this Agreement, the Supplemental Limited Warranty stated in Annex G hereto applies as stated therein.

11.    Certification and Quality Assurance. Cardinal has met PGTI’s initial quality certification requirements. However, Cardinal acknowledges that PGTI may, from time to time, ask Cardinal to participate in Quality Assurance evaluations. Upon PGTI’s request, Cardinal shall provide PGTI with Cardinal’s Quality Assurance Manual, if any. Periodic supplier performance evaluations may be performed, the purpose of which will be to assess Cardinal’s quality as it relates to, among other things, on-time deliveries, packaging, service/warranty, and non-conforming materials as reported through PGTI’s Defective Material Reporting Process. Nothing in this Section 11 is an agreement by Cardinal to change the terms and conditions of sale set forth in this Agreement, including pricing terms.

12.    Modifications. Cardinal will notify PGTI if Cardinal intends to implement a modification of any of the Specifications of the Products or the manufacturing processes for the Products, which reasonably could be expected to change the such Specifications (collectively, “Modifications”). With respect to Products covered by accepted Purchaser Orders, Cardinal shall not implement any Modifications without PGTI’s prior written consent, which consent shall not be unreasonably withheld. If PGTI does not respond to Cardinal’s notification of a proposed Modification within ninety (90) days after receiving the same, Cardinal may reject future orders for the Products that would be affected by such Modification. If such Modification is not accepted/consented to by PGTI, Cardinal shall not implement such Modification, but PGTI shall not unreasonably withhold its consent to any requested Modification, so long as the Modification is not likely to degrade, harm or lower the quality, aesthetics, durability, or other characteristics of the Products that would be affected by the Modification.

13.    Representations and Warranties of PGTI.

(a)    Each entity included in PGTI is a corporation which is duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and has full corporate power and corporate authority to execute and deliver this Agreement and to consummate effect the transactions contemplated hereby, and has duly authorized the execution, delivery and performance of this Agreement by all necessary corporate action.

(b)    This Agreement is a valid and legally binding obligation of PGTI, and is enforceable against PGTI in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)    The execution, delivery and performance of this Agreement by PGTI and the consummation of the transactions contemplated hereby do not and will not (i) result in a breach or violation of any provision of any of PGTI’s organizational documents (e.g., articles of incorporation or by-laws) or in a violation of any statute, rule, regulation, ordinance, order, judgment, decree, rule or regulation of any court or any governmental agency or body applicable to PGTI, (ii) violate or result in a material breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, contract or governmental certification, license or permit (other than any governmental permits for which transfer is not permitted by law or the issuing authority), instrument, order, judgment or decree or other material arrangement or commitment.

(d)    No consent, approval, order or authorization of, or registration, declaration or filing with, any other party or any federal, state or local government agency or entity is required by PGTI in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or the performance by PGTI of its obligations under this Agreement.

14.    Term and Termination.

(a)    This Agreement is effective as of the Effective Date and shall expire on December 31, 2024, provided that the Agreement is not terminated prior to that expiration date pursuant to the express termination rights set forth herein (the “Term”). On or about the eighteen months prior to the expiration of the Term, the Parties agree to negotiate in good faith regarding a possible extension of the Term of this Agreement beyond the scheduled, original expiration date for the Agreement.

(b)    The application of this Agreement to an entity within either Party may be terminated by the other Party in the event that such entity: (i) makes a general assignment for the benefit of creditors; (ii) is insolvent; (iii) ceases to function as a going concern; (iv) has a receiver is appointed for it or its assets; and/or (v) becomes subject to a voluntary or involuntary bankruptcy or similar proceedings under any federal, state or other bankruptcy or insolvency laws and such proceedings are not terminated within ninety days.

(c)    Subject to Section 14(e) below, the application of this Agreement to an entity within either Party may be terminated by the other Party in the event that such entity fails to perform any material provision of this Agreement, or fails to timely remedy or cure any breach of warranty, or fails to satisfy any key-performance-indicator set forth herein or in any annex hereto applicable to such entity, and does not cure such failure within thirty days after receipt of written notice from the other Party specifying such failure and stating its intention to terminate this Agreement if such failure is not cured before the end of that thirty-day cure period.

(d)    Subject to Section 14(e) below, the application of this Agreement to an entity within either Party may be terminated by the other Party with not less than sixty days prior written notice to the other Party where performance of this Agreement by such entity has been suspended in accordance with the force majeure provision set forth below, and it appears reasonably likely that such performance will be delayed for more than six months.

(e)    The right to terminate this Agreement based on Section 14(c) or 14(d) above arising with respect to PGT Door Products, Western Products or Other Cardinal Products, respectively, shall only permit a termination of this Agreement with respect to the purchase and supply obligations relating to such respective products and not the other products (e.g., a termination based on a breach relating to Western Products does not permit or cause a termination of this Agreement as it relates to PGT Door Products, WinDoor and CGI Door Products, WinDoor and CGI Window Products or Other Products).

15.    Miscellaneous.

(a)    Force Majeure. No party to this Agreement shall be liable for non-performance hereunder resulting from: severe weather conditions; war; riots; civil disorder; earthquakes; any newly enacted or issued law, order, proclamation, regulation, ordinance, demand or requirement of any governmental agency; or any other condition or occurrence whatsoever beyond the control of such party, but only to the extent performance hereunder is prevented by any such condition. If the performance of this Agreement is prevented by reason of any such event, (a) the party whose performance is prevented, shall give prompt written notice to the other party of the event and shall be excused from performance, but only to the extent prevented; provided, however, that the party whose performance is prevented shall take all steps to avoid or remove such causes of nonperformance and shall continue performance whenever and to the extent possible; and (b) if it appears that a time for delivery or performance scheduled pursuant to this Agreement will be delayed for more than six (6) months, the party receiving notice under subsection (a) above shall have the right to terminate, by sixty days prior written notice to the other party, any portion of this Agreement covering the prevented performance, and the obligations and liabilities of the parties with respect to such portion of the Agreement shall thereupon lapse and terminate, except to the extent such obligations or rights are intended to survive pursuant to this Agreement.

(b)    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, assigned or delegated by either Party, in whole or in part, including where the Party or all or substantially all of its assets are acquired by an third party not controlled by such Party, and whether through a merger or otherwise, without the prior written consent of the other Party, and any attempt to make any such transfer, assignment or delegation without such consent shall be null and void. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of the Parties hereto.

(c)    Contractor Status. The Parties are and shall remain independent contractors with respect to each other, and nothing in this Agreement shall be construed to place the Parties in the relationship of partners, joint ventures, fiduciaries or agents, nor grant any right or authority to assume or create an obligation or responsibility, express or implied, on behalf of or in the name of the other or bind the other in any manner whatsoever.

(d)    Modification and Waiver. No modification, amendment or waiver of any provision of this Agreement shall be valid or binding unless in writing and executed by both of the Parties. Any other purported modification, amendment or waiver of any provision of this Agreement shall be null and void. No waiver by any Party of any breach, or the failure of any Party to enforce any of the terms and conditions of this Agreement, shall affect, limit or waive that Party’s right to enforce and compel compliance with all terms and conditions of this Agreement, or to terminate this Agreement according to its terms.

(e)    Invalidity or Illegality. In the event any provision of this Agreement is declared to be void, invalid or unlawful by any court or tribunal of competent jurisdiction, such provision shall be deemed severed from the remainder of this Agreement and the balance shall remain in full force and effect. The Parties shall undertake to replace the invalid, ineffective, or unenforceable provisions with valid, effective, and enforceable provisions, which, in their commercial effect, approximate as closely as possible the intentions of the Parties as expressed in the invalid, ineffective, or unenforceable provision.

(f)    Headings. Section headings contained herein are for convenience only and shall not affect the interpretation hereof.

(g)    Counterparts. The Parties may execute any number of counterparts to this Agreement, each of which shall be an original instrument, but all of which taken together shall constitute one and the same Agreement. Signed facsimile copies or emailed PDFs of this Agreement will bind the Parties to the same extent as original documents.

(h)    Governing Law; Forum Selection. Except as provided in the next sentence, this Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflict of laws principles thereof. Any dispute between the Parties about the interpretation or meaning of any provision of this Agreement or any of the benefits, duties or obligations of the Parties under this Agreement, shall be brought and litigated in the state or superior courts of Sarasota County, Florida, and the Parties acknowledge and agree that this Agreement has been made and entered into in such county, and both Parties waive any argument that either of them may have that such forum in or will be inconvenient.

(i)    Survival Provision. Neither the expiration nor termination of this Agreement shall affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination.

(j)    Protective Equipment. Each Party and its subcontractors must wear appropriate personal protective equipment (PPE), as required by the other Party’s policies and procedures, when visiting any of the other Party’s manufacturing facilities.

(k)    Financial Condition. Based on requests by PGTI from time to time, Cardinal shall provide PGTI reasonable assurance as to Cardinal’s financial well-being. All such financial information of Cardinal shall be deemed to be and treated by PGTI and its/their affiliates as “Confidential Information” under that certain Confidentiality Agreement between Cardinal LG and PGT Industries, Inc., dated December 8, 2014, and it is hereby agreed that the “Termination Date” of such Confidentiality Agreement is hereby extended to the date five years after the expiration or termination of this Agreement.

(l)    Entire Agreement; Waiver. This Agreement, including the annexes hereto, constitutes the entire and complete agreement and understanding between the Parties and supersedes any prior negotiations, understandings, or agreements, whether written or oral, relating to the subject matter of this Agreement. No amendment to or waiver of any provision of this Agreement shall be effective unless it is reduced to writing and signed by authorized representatives of both Parties hereto. No waiver to any provision of this Agreement shall be deemed to arise from any inaction by a Party or any course of dealing between the Parties. Any waiver given pursuant to the terms hereof shall be only for the particular instance covered by that written waiver and only for the matter expressly waived therein.

(m)     Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) three business days after mailing if mailed by certified or registered mail, return receipt requested; (ii) one business day after delivery by Federal Express or UPS, if sent for overnight delivery with fees prepaid; (iii) upon receipt if sent via facsimile or other electronic means with receipt confirmed electronically during business hours (with such notice deemed to have been given the business day following the date of receipt if sent after the conclusion of business hours); or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to PGTI, to:

PGT Industries, Inc.

1070 Technology Drive

North Venice, FLA 34275

Attention: Chief Financial Officer

Fax No.: (941) 554-0157

With a copy to:

Shumaker, Loop & Kendrick LLP

240 South Pineapple Avenue, Suite 1000

Sarasota, FLA 34236

Attention: Daniel J. De Leo

Fax No.: 941-366-3999

If to Cardinal, to:

Cardinal LG Company

1300 SW 44th Ave.

Ocala, FL 34474

Attention: President

Fax No.: 352-291-6865

With a copy to:

Fredrikson & Byron, P.A.

200 South 6th St., #4000

Minneapolis, MN 55402

Attention: Tom Archbold

Fax No.: (612) 492-7077

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties have caused this Agreement to be duly executed on its behalf by its duly authorized officer, all as of the day and year first written above.

PGT Innovations, Inc.

By	/s/ Jeffrey T. Jackson
Title	President & CEO
Print Name	Jeffrey T. Jackson

Cardinal LG Company		Cardinal IG Company

By	/s/ Kyle S. Petersen	By	/s/ David A. Pinder
Title	President	Title	President
Print Name	Kyle S. Petersen	Print Name	David A. Pinder

[SIGNATURE PAGE TO SUPPLY AGREEMENT]